Exhibit 10.1

TERMINATION AGREEMENT

This Termination Agreement is dated March 11, 2022 (the “Termination Agreement”), by and between Meiwu Technology Company Limited, a British Virgin Island exempt company (the “Company”), Boxinrui International Holdings Limited, a British Virgin Islands business company (“Boxinrui”), and individuals affixing its signature on the signature page of this Termination Agreement (each, a “Shareholder”; collectively, the “Shareholders”).

WHEREAS, the Company, the Shareholders, and Boxinrui are parties to a certain share purchase agreement dated as of November 23, 2021 (the “SPA”), pursuant to which the Company agreed to acquire from the Shareholders, and the Shareholders agreed to sell to the Company 51% of the issued and outstanding capital stock (the “Target Shares”) of Boxinrui;

WHEREAS, in exchange for the Target Shares, the Company issued to the Shareholders, and the Shareholders acquired from the Company, 7,968,755 ordinary shares of the Company, no par value (the “Share Consideration”);

WHEREAS, as of the date of this Termination Agreement, Boxinrui failed to meet one of the closing conditions as set forth in the SPA, which requires the audit of the financial statements of the indirect subsidiary of Boxinrui, Beijing Anxin Jieda Logistics Co., Ltd., a company organized under the laws of the PRC (“Anxin”), for the years ended December 31, 2020 and 2019 shall be completed by the sixty-fifth (65th) day following the date of the SPA;

WHEREAS, the parties wish to terminate the existing SPA;

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and other promises contained in this Termination Agreement, and for other good and valuable consideration, the receipt and sufficiency which are hereby acknowledged, the Company, Boxinrui, and the Shareholders as follows:

Section 1. Termination.

The Company, Boxinrui, and the Shareholders hereby agree that the SPA will terminate effective as of the date of this Termination Agreement and shall be of no further force or effect.

Section 2. No Termination Fee; Return of Share Consideration.

The Company, Boxinrui, and the Shareholders hereby agree that there is no termination fee, penalties or any financial obligation on either party in connection with the termination. The Shareholders agreed to return all the Share Consideration to the Company immediately and such Share Consideration shall be forfeited and reserved as the treasury shares of the Company.

Section 3. Mutual Release.

Each party, on behalf of itself and its respective affiliates, agents, parents, subsidiaries, successors and assigns, hereby releases the other party and its affiliates, agents, parents, subsidiaries, successors and assigns from any and all claims, obligations and liabilities arising from or relating to the SPA, which agreement and any continuing obligations thereunder are hereby terminated and of no further force and effect.

Section 4. Governing Law.

This Termination Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York.

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[Signature Page]

IN WITNESS WHEREOF, the parties have duly executed this Termination Agreement as of the date first written above.

THE COMPANY

Meiwu Technology Company Limited

By:	/s/ Xinliang Zhang
Name:	Xinliang Zhang
Title:	Chief Executive Officer

BOXINRUI

Boxinrui International Holdings Limited

By:	/s/ Wei Liu
Name:	Wei Liu
Title:	Chief Executive Officer

SHAREHOLDERS’ REPRESENTATIVE:

Xiao Liang

By:	/s/ Xiao Liang
Name:	Xiao Liang

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